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                                                                    Exhibit 4.33

                       [FORM OF EXCHANGE AGENT AGREEMENT]

                             _________________, 2000



The Bank of New York
101 Barclay Street
New York, NY 10286

Ladies and Gentlemen:

          Focal Communications Corporation, a Delaware corporation (the "Company"), hereby appoints The Bank of New York, a New York banking corporation, to act as exchange agent (the "Exchange Agent") in connection with an exchange offer by the Company to exchange an aggregate principal amount of up to $275,000,000 of its 11-7/8% Senior Notes due 2010, Series B (the "New Notes"), which have been registered under the Securities Act of 1933, as amended, for a like principal amount of its outstanding 11-7/8% Senior Notes due 2010, Series A (the "Old Notes"). The terms and conditions of the exchange offer are set forth in a Prospectus, dated __________________, 2000 (as the same may be amended or supplemented from time to time, the "Prospectus"), and in the related Letter of Transmittal, which together constitute the "Exchange Offer." Capitalized terms used herein and not defined shall have the respective meanings ascribed thereto in the Prospectus.

          On the basis of the representations, warranties and agreements of the Company and the Exchange Agent contained herein and subject to the terms and conditions hereof, the following sets forth the agreement between the Company and the Exchange Agent for the Exchange Offer:

          1.   Appointment and Duties as Exchange Agent.

          (a) The Company hereby authorizes The Bank of New York to act as Exchange Agent in connection with the Exchange Offer and The Bank of New York agrees to act as Exchange Agent in connection with the Exchange Offer. The Exchange Agent will perform those services as are outlined herein, including, but not limited to, accepting tenders of the Old Notes, assisting the Company in the preparation of the documentation necessary to effect the transactions herein contemplated (without assuming responsibility for such documentation, unless such information has been furnished to the Company in writing by the Exchange Agent).

          (b) The Company acknowledges and agrees that the Exchange Agent has been retained pursuant to this Agreement to act solely as Exchange Agent in connection with the Exchange Offer, and in such capacity, the Exchange Agent shall perform such duties as are outlined herein and which are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" and in the
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Letter of Transmittal; provided, however, that in no way will the Exchange
Agent's duty to act in good faith and without gross negligence or willful misconduct be discharged by the foregoing.

          (c) The Exchange Agent will examine each of the Letters of Transmittal (or electronic instructions transmitted by The Depository Trust Company (the "DTC Transmissions")) and certificates for the Old Notes and any other documents delivered or mailed to the Exchange Agent by or for holders of the Old Notes (or any Book-Entry Confirmations (as set forth in the Prospectus) received by Exchange Agent with respect to the Old Notes), to ascertain whether:
(i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with the instructions set forth therein (or the DTC Transmission contains the proper information required to be set forth therein) and (ii) the Old Notes have otherwise been properly tendered (or the Book-Entry Confirmations are in due and proper form and contain the information required to be set forth therein). In each case where the Letters of Transmittal or any other documents have been improperly completed or executed (or the DTC Transmissions are not in due and proper form or omit certain information) or certificates for the Old Notes are not in proper form for transfer (or the Book-Entry Confirmations are not in due and proper form or omit certain information) or some other irregularity in connection with the tender or acceptance of the Old Notes exists, the Exchange Agent will endeavor, subject to the terms and conditions of the Exchange Offer, to inform the tendering holders of Old Notes of the irregularity and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected. Notwithstanding the above, the Exchange Agent shall not be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

          (d) With the approval of the President, any Senior Vice President, any Executive Vice President, any Vice President or the Treasurer or any Assistant Treasurer of the Company (such approval, if given orally, to be promptly confirmed in writing) or any other party designated by any such officer, the Exchange Agent is authorized to waive any irregularities in connection with any tender of the Old Notes pursuant to the Exchange Offer.

          (e) Tenders of the Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer" and the Old Notes shall be considered properly tendered only when tendered in accordance with such procedures set forth therein. Notwithstanding the provisions of this paragraph, the Old Notes which the President, any Senior Vice President, any Executive Vice President, any Vice President or the Treasurer, any Assistant Treasurer or any other designated officer of the Company, shall approve (such approval, if given orally, to be confirmed in writing) as having been properly tendered shall be considered to be properly tendered.

          (f) The Exchange Agent shall advise the Company with respect to any Old Notes received as soon as possible after 5:00 p.m., New York City time, on the Expiration Date and accept its instructions with respect to disposition of the Old Notes.

          (g) The Exchange Agent shall accept tenders:

              (i) in cases where the Old Notes are registered in two or more names only if signed by all named holders;

              (ii) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted;

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              (iii) from persons other than the registered holder of Old Notes, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled; and

              (iv) in cases where the Old Notes are tendered in part only when such Old Notes are tendered in principal amounts of $1,000 and integral multiples thereof.

     The Exchange Agent shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the registrar for split-up and return any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

          (h) Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify the Exchange Agent (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and the Exchange Agent, on behalf of the Company, will exchange such Old Notes for New Notes and cause such Old Notes to be cancelled. Delivery of New Notes will be made on behalf of the Company by the Exchange Agent at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of the corresponding series of Old Notes tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Notes by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by the Exchange Agent of certificates for such Old Notes (or confirmation of book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents. The Exchange Agent shall issue New Notes only in denominations of $1,000 or any integral multiple thereof.

          (i) Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and the conditions set forth in the Prospectus and the Letter of Transmittal, the Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

          (j) Notice of any decision by the Company not to exchange any Old Notes tendered shall be given by the Company either orally (if given orally, to be confirmed in writing) or in a written notice to the Exchange Agent.

          (k) If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer--Conditions to the Exchange Offer" or otherwise, the Exchange Agent shall, upon notice from the Company (such notice if given orally, to be confirmed in writing), promptly after the expiration or termination of the Exchange Offer return such certificates for unaccepted Old Notes (or effect appropriate Book-Entry Confirmation), together with any related required documents and the Letters of Transmittal (or DTC Transmissions) relating thereto that are in the Exchange Agent's possession, to the persons who deposited such certificates.

          (l) Certificates for reissued Old Notes, unaccepted Old Notes or New Notes shall be forwarded by (i) first-class certified mail, return receipt requested, or (ii) nationally-recognized courier service.

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          (m) The Exchange Agent is not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, commercial bank, trust company or other nominee or to engage or use any person to solicit tenders.

          (n) The Exchange Agent:

               (i) shall have no duties or obligations other than those specifically set forth in the Prospectus, the Letter of Transmittal or herein or as may be subsequently agreed to in writing;

               (ii) will make no representations and will have no responsibilities as to the validity, value or genuineness of any of the certificates for the Old Notes deposited pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer; provided, however, that in no way will the Exchange Agent's general duty to act in good faith and without gross negligence or willful misconduct be limited by the foregoing;

               (iii) shall not be obligated to take any legal action hereunder which might in the Exchange Agent's reasonable judgment involve any expense or liability, unless the Exchange Agent shall have been furnished with reasonable indemnity satisfactory to it;

               (iv) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to the Exchange Agent and reasonably believed by the Exchange Agent to be genuine and to have been signed by the proper party or parties;

               (v) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Exchange Agent believes in good faith to be genuine and to have been signed or represented by a proper person or persons acting in a fiduciary or representative capacity (so long as proper evidence of such fiduciary's or representative's authority so to act is submitted to the Exchange Agent) and the Exchange Agent examines and reasonably concludes that such evidence properly establishes such authority;

               (vi) may conclusively rely on and shall be protected in acting upon written or oral instructions from the President, any Senior Vice President, any Executive Vice President, any Vice President, the Treasurer, any Assistant Treasurer or any other designated officer of the Company;

               (vii) may consult with counsel of its selection with respect to any questions relating to the Exchange Agent's duties and responsibilities and the opinion of such counsel shall be full and complete authorization and protection in respect of any

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          action taken, suffered or omitted to be taken by the Exchange Agent hereunder in good faith and in accordance with the opinion of such counsel; and

               (viii) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to whether to tender or refrain from tendering all or any portion of its Old Notes or as to the market value, decline or appreciation in market value of any Old Notes that may or may not occur as a result of the Exchange Offer or as to the market value of the New Notes.

          (o) The Exchange Agent shall take such action as may from time to time be requested by the Company (and such other action as the Exchange Agent may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for tendering into (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request.

          (p) The Exchange Agent shall advise orally and promptly thereafter confirm in writing to the Company and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise reasonably requested) up to and including the Expiration Date, the aggregate principal amount of the Old Notes which have been duly tendered pursuant to and in compliance with the terms of the Exchange Offer and the terms received by the Exchange Agent pursuant to the Exchange Offer and this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, the Exchange Agent will also provide, and cooperate in making available to the Company, or any such other person or persons upon request (such request if made orally, to be confirmed in writing) made from time to time, such other information as the Company may reasonably request. Such cooperation shall include, without limitation, the granting by the Exchange Agent to the Company, and such person or persons as the Company may request, access to those persons on the Exchange Agent's staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received adequate information in sufficient detail to enable the Company to decide whether to extend the Exchange Offer. The Exchange Agent shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of the Old Notes tendered, the aggregate principal amount of the Old Notes accepted and deliver said list to the Company.

          (q) Letters of Transmittal, Book-Entry Confirmations, DTC Transmissions and Notices of Guaranteed Delivery shall be stamped by Harris Trust as to the date and the time of receipt thereof and shall be preserved by the Exchange Agent for a period of time at least equal to the period of time the Exchange Agent preserves other records pertaining to the transfer of securities. The Exchange Agent shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

          (r) The Exchange Agent hereby expressly waives any lien, encumbrance or right of set-off whatsoever that the Exchange Agent may have with respect to funds deposited with it for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries

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or affiliates pursuant to any loan or credit agreement with the Exchange Agent or for compensation owed to the Exchange Agent hereunder or for any other matter.

          2.   Compensation.

          For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto. The provisions of this section shall survive the termination of this Agreement.

          3.   Indemnification.

          (a) The Company hereby agrees to protect, defend, fully indemnify and hold harmless the Exchange Agent against and from any and all costs, losses, liabilities, expenses (including reasonable counsel fees and disbursements) and claims imposed upon or asserted against the Exchange Agent on account of any action taken or omitted to be taken by the Exchange Agent in connection with its acceptance of or performance of its duties under this Agreement and the documents related thereto as well as the reasonable costs and expenses of defending itself against any claim or liability arising out of or relating to this Agreement and the documents related thereto. Anything in this Agreement to the contrary notwithstanding, the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of the Exchange Agent's bad faith, gross negligence or willful misconduct. In no case shall the Company be liable under this indemnification agreement with respect to any claim against the Exchange Agent unless the Company shall be notified by the Exchange Agent, by letter, of the written assertion of a claim against the Exchange Agent or of any other action commenced against the Exchange Agent, reasonably promptly after the Exchange Agent shall have received any such written assertion or shall have been served with a summons in connection therewith. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company may assume the defense of any pending or threatened action against the Exchange Agent in respect of which indemnification may be sought hereunder, in which case the Company shall not thereafter be responsible for the fees and disbursements of legal counsel for the Exchange Agent under this paragraph; provided that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both the Company and the Exchange Agent and representation of both parties by the same legal counsel would, in the written opinion of counsel for the Exchange Agent, be inappropriate due to actual or potential conflicting interests between them. It is understood that the Company shall not be liable under this paragraph for the fees and disbursements of more than one legal counsel for the Exchange Agent. In the event that the Company shall assume the defense of any such suit in accordance with this paragraph, the Company shall not therewith be liable for the fees and expenses of any counsel retained by the Exchange Agent, unless, in accordance with this paragraph, the Company is not entitled to assume such defense, in which case the Company shall not be liable for the fees and disbursements of more than one legal counsel for the Exchange Agent. The provisions of this section shall survive the termination of this Agreement.

          (b) The Exchange Agent agrees that, without the prior written consent of the Company (which consent shall not be unreasonably withheld), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement (whether or not the Exchange Agent or the Company or any of its directors, officers and controlling persons is an actual or potential party to such claim, action or proceeding).

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          4.   Tax Information.

          (a) The Exchange Agent shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that the Exchange Agent is required, in certain instances, to deduct 31% with respect to interest paid on the New Notes and proceeds from the sale, exchange, redemption or retirement of the New Notes from holders of the New Notes who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over by the Exchange Agent to the Internal Revenue Service.

          (b) The Exchange Agent shall notify the Company of the amount of any transfer taxes payable in respect of the exchange of the Old Notes and, upon receipt of written approval from the Company shall deliver or cause to be delivered, in a timely manner, to each governmental authority to which any transfer taxes are payable in respect of the exchange of the Old Notes, the Company's check in the amount of all transfer taxes so payable; the Exchange Agent shall reimburse the Company for amounts refunded to the Exchange Agent in respect of its payment of any such transfer taxes, at such time as such refund is received by the Exchange Agent.

          5.   Governing Law.

          This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

          6.   Notices.

          Any communications or notice provided for hereunder shall be in writing and shall be given (and shall be deemed to have been given upon receipt) by delivery in person, telecopy, or overnight delivery or by registered or certified mail (postage prepaid, return receipt requested) to the applicable party at the addresses indicated below:

                         If to the Exchange Agent:

                         2 North LaSalle Street, Suite 1020
                         Chicago, IL 60602
                         Telephone: (312) 827-8544
                         Telecopier No.: (312) 827-8542
                         Attention: Carolyn Potter

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                         If to the Company:

                         200 North LaSalle Street, Suite 1100
                         Chicago, IL 60601
                         Telephone: (312) 895-8400
                         Telecopier No.: (312) 895-8202
                         Attention: Renee M. Martin
                                    Senior Vice President, General
                                    Counsel and Secretary

or, as to each party, at such other address as shall be designated by such party in a written notice complying as to delivery with the terms of this Section.

          7.   Parties in Interest.

          This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation to the foregoing, the parties hereto expressly agree that no holder of the Old Notes or the New Notes shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          8.   Counterparts; Severability.

          This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which when so executed shall be deemed an original, and all of such counterparts shall together constitute one and the same agreement. If any term or other provision of this Agreement or the application thereof is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the agreements contained herein is not affected in any manner adverse to any party. Upon such determination that any term or provision or the application thereof is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contained herein may be performed as originally contemplated to the fullest extent possible.

          9.   Headings.

          The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          10.  Entire Agreement.

          This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified nor may any provision hereof be waived except in writing signed by each party to be bound thereby.

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          11.  Termination.

          This Agreement shall terminate upon the earlier of (a) the 90th day following the expiration, withdrawal, or termination of the Exchange Offer, (b) the close of business on the date of actual receipt of written notice by the Exchange Agent from the Company stating that this Agreement is terminated, (c) one year following the date of this Agreement, or (d) the time and date on which this Agreement shall be terminated by mutual consent of the parties hereto. Notwithstanding the foregoing, Sections 2 and 3 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for notes, funds or property then held by you as Exchange Agent under this Agreement.

          Kindly indicate your willingness to act as Exchange Agent and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to the Company a copy of this Agreement so signed, whereupon this Agreement and The Bank of New York's acceptance shall constitute a binding agreement between The Bank of New York and the Company.

                              Very truly yours,

                              FOCAL COMMUNICATIONS CORPORATION



                              By: Name: ________________________
                                  Title: _______________________


Accepted and Agreed to as of the date first written above:

THE BANK OF NEW YORK


By: Name: _______________________
    Title: ______________________

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                                  SCHEDULE I
                                  ----------

                          Exchange Agent Compensation

The Company shall:

     (i) pay the Exchange Agent a fee for all services rendered under this Agreement of $3,500.00; and

     (ii) reimburse the Exchange Agent for any reasonable out-of-pocket expenses incurred as Exchange Agent in performing the services described in the Agreement, provided, however, that the Exchange Agent shall not be entitled to reimbursement for the fees or disbursements of its legal counsel without the prior written consent of the Company.